EXHIBIT 5.1

[Letterhead of Cadwalader, Wickersham & Taft LLP]

November 10, 2014

Cadiz Inc.
550 South Hope Street
Suite 2850
Los Angeles, California  90071

Re: Cadiz Inc.

Ladies and Gentlemen:

    We have acted as special New York counsel to Cadiz Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 438,869 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to one or more Securities Purchase Agreements (the “Agreement”), in the form filed as Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on November 10, 2014, between the Company and the purchasers party thereto (the “Purchasers”).  We are rendering this opinion letter to you at your request.

    In rendering the opinion set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Registration Statement on Form S-3 (Registration No. 333-190288) relating to the Shares, filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), as amended and declared effective by the Commission on August 26, 2013, together with the prospectus included therein (hereinafter referred to as the “Registration Statement”), the final Prospectus relating to the Shares, dated November 7, 2014, to be filed with the Commission pursuant to Rule 424(b) of its General Rules and Regulations under the Securities Act (such final Prospectus being referred to herein as the “Prospectus”), the Agreement and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinion expressed below.  In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Commission through its Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinion expressed herein.  As to matters of fact relevant to the opinion expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials.  Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinion, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company in connection with the preparation and delivery of this letter.

    We have also assumed (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined on herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.  As used herein, “to our knowledge,” “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in representing the Company with respect to the transactions contemplated by the Agreement, the Registration Statement and the Prospectus .

    We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York, to the extent expressly referred to in this letter, the federal laws of the United States of America, with respect to the opinion expressed in numbered paragraph 1, and the General Corporation Law of the State of Delaware (the “GCL”), with respect to the opinion expressed in numbered paragraph 1.  While we are not licensed to practice law in the State of Delaware, we have reviewed applicable provisions of the GCL as we have deemed appropriate in connection with the opinion expressed herein.  Except as described in this paragraph, we have neither examined nor do we express any opinion with respect to Delaware law.

    Based upon and subject to the foregoing, we are of the opinion that:

    1. The Shares issued pursuant to the Agreement have been duly authorized by the Company and, when delivered to the Purchasers in accordance with the Agreement and the Prospectus, will be validly issued and fully paid and nonassessable.

    We hereby consent to the filing of this letter as an exhibit to the Registration Statement as it relates to the Shares, and to the reference to Cadwalader, Wickersham & Taft LLP and the discussion of our opinion set forth in this letter under the heading “LEGAL MATTERS” in the Prospectus.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

    In addition, we disclaim any obligation to update this letter for changes in fact or law, or otherwise.

       Very truly yours,

       /s/ Cadwalader, Wickersham & Taft LLP